Exhibit 10.1

AMENDMENT TO THE COMPANY’S 2013 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

3. STOCK SUBJECT TO THE PLAN

(a) Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Twenty-Three Million (23,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

14. EFFECTIVE DATE AND TERM OF PLAN

The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until December 31, 2033 unless sooner terminated. Subject to Section 19 below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.